Exhibit 99.1

Blum Holdings, Inc. Announces Final Global Settlement with People’s California, LLC

DOWNEY, Calif., Feb. 24, 2025 (GLOBE NEWSWIRE) -- Blum Holdings, Inc. (OTCQB: BLMH) (the “Company,” “Blüm”, “Blüm Holdings,” “we” or “us”), a California-based publicly traded holding company and cannabis operator, announced today that it has reached a global settlement with People’s California, LLC (“People’s California”) extinguishing over two and a half years of litigation brought by People’s California against Blüm Holdings and its wholly owned subsidiaries (and now debtors-in-possession in Chapter 11 bankruptcy proceedings), Unrivaled Brands, Inc. (“Unrivaled”) and Halladay Holding, LLC (“Halladay” and along with Unrivaled, the “Debtors”).

Pursuant to the binding terms spoken into the record for the United States Bankruptcy Judge mediating the matter, the settlement contemplated that “People’s will support the Debtor’s Chapter 11 plan…” and made explicit that “there’ll be a full and general release, a mutual release between the parties with 1542 waivers for the Debtors, the People’s parties, officers, directors, managers, agents, past and present, and attorneys, professionals, affiliates, subsidiaries, and parent companies on both sides.”1

The terms of the settlement went further to say that the litigation between the parties would be “dismissed as to all parties with prejudice”2 including:

1.)	People's California, LLC v. Unrivaled Brands, Inc. (Case No.: 30-2022-01270747-CU-BC-CJC); a $23M breach of contract action.

2.)	People's California, LLC v. Kovacevich, et al (Case No.: 30-2022-01272843-CU-MC-CJC); a derivative action against certain of Unrivaled’s former officers and directors.

3.)	People's California, LLC v. Carrillo, et al (Case No. 30-2024-01416247-CU-PP-CJC); a second derivative action against certain of Blüm Holdings current officers and directors.

4.)	People's California, LLC v. Carrillo, et al (Case No..: 30-2024-01419068-CU-CO-CJC); a defamation action against Blüm Holdings and management, among others.

5.)	Unrivaled Brands Inc. v. Bernard Steimann, et al (Case No.: 30-2024-0138427-CU-CP-CJC); a breach of contract action brought by Unrivaled against Bernard Steimann and Troup Construction.

6.)

People’s California, LLC’s Notice of Motion and Motion For Entry of an Order Dismissing Debtor’s Chapter 11 Bankruptcy Case (Case No. 2:24-bk-19127-BB); a motion to dismiss the Chapter 11 bankruptcy case.

7.)	People's California, LLC v. Unrivaled Brands, Inc. (Adversary Proceeding Case No. 2:24-ap-01274-BB); the $23M breach of contract action removed from state court to federal bankruptcy court.

8.)

Unrivaled Brands, Inc. et al. v. People’ California, LLC (Adversary Proceeding Case No. 2:24-ap-01272-BB); a lawsuit to avoid and recover alleged preferential and/or constructively fraudulent transfers of money and liens from Unrivaled Brands and Halladay Holding to People’s California, LLC.

The settlement is “a final settlement that’s subject to documentation and approval”3 by the presiding judge in the Chapter 11 proceedings of Unrivaled and Halladay. Representatives of each of the respective parties verbally ratified for the record that they “understood the terms of the agreement read on the record and that they agree that they are binding.”4

Blüm Holdings CEO, Sabas Carrillo, said, “We are very pleased with the outcome and terms of the settlement and look expectantly to the future of Blüm.”

About Blüm Holdings

Blüm Holdings is a leader in the cannabis sector. Our commitment to quality, innovation, and customer service makes us a trusted name in the cannabis industry, dedicated to shaping its future. Blüm Holdings, through its subsidiaries, operates leading dispensaries throughout California as well as several leading company-owned brands including Korova, known for its high potency products across multiple product categories, including the legendary 1000 mg THC Black Bar. As both a holding company and a marketing platform, Blüm aims to leverage its growing ecosystem to accelerate customer and retail investor acquisition, increase brand awareness, and create value across its portfolio.

For more info, please visit: https://blumholdings.com.

Follow us on Instagram @blumholdings

Contact:

Jason Assad

LR Advisors LLC.

jassad@blumholdings.com

678-570-6791

Cautionary Language Concerning Forward-Looking Statements

Certain statements contained in this communication regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These include statements regarding management's intentions, plans, beliefs, expectations, or forecasts for the future, and, therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. The Company uses words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe-harbor provisions of the PSLRA. Such forward-looking statements are based on the Company’s expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors.

New factors emerge from time-to-time and it is not possible for the Company to predict all such factors, nor can the Company assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Such risks may include, among other things, the risk that the Company will not achieve the anticipated benefits of Transaction, such as the stabilization and growth of the Company’s business; the risk that we may not be able to execute our growth strategies; the risk that we may not successfully negotiate and enter into definitive agreements for the Transaction; and the risk that even if we are able to negotiate and enter into definitive agreements, the Transaction may not be completed. Additional risks and uncertainties are identified and discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC. Forward-looking statements included in this release are based on information available to the Company as of the date of this release. The Company undertakes no obligation to update such forward-looking statements to reflect events or circumstances after the date of this release.

1 Transcript of Proceedings Before the Honorable Robert Kwan United States Bankruptcy Judge, Case No. 2:24-bk-19127-RK

2 Transcript of Proceedings Before the Honorable Robert Kwan United States Bankruptcy Judge, Case No. 2:24-bk-19127-RK

3 Transcript of Proceedings Before the Honorable Robert Kwan United States Bankruptcy Judge, Case No. 2:24-bk-19127-RK

4 Transcript of Proceedings Before the Honorable Robert Kwan United States Bankruptcy Judge, Case No. 2:24-bk-19127-RK